(j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Separate Portfolios Trust

We consent to the use of our report dated May 24, 2013, incorporated herein by reference, for ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, and ING Emerging Markets Local Currency Debt Fund, each a series of ING Separate Portfolios Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

July 26, 2013